SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
REPROS THERAPEUTICS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF
SOLICITATION AND REVOCABILITY OF PROXIES
PURPOSES OF THE MEETING
QUORUM AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL NUMBER 1
EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
COMPENSATION AND OPTION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NUMBER 2
PROPOSAL NUMBER 3
PROPOSAL NUMBER 4
PROPOSALS OF STOCKHOLDERS
FINANCIAL INFORMATION

Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380
April 13, 2009
TO OUR STOCKHOLDERS:
     You are cordially invited to attend our 2009 annual meeting of stockholders to be held on Wednesday, May 20, 2009, at 8:00 a.m., Pacific Daylight Time, at The Inn at Rancho Santa Fe, 5951 Linea Del Cielo, Rancho Santa Fe, California 92067. A notice of the annual meeting, proxy statement and form of proxy are enclosed with this letter.
     We encourage you to read the notice of the annual meeting and proxy statement so that you may be informed about the business to come before the meeting. Your participation in our business is important, regardless of the number of shares that you hold. To ensure your representation at the meeting, please promptly sign and return the accompanying proxy card in the postage-paid envelope. We urge you to vote regardless of whether you expect to attend the annual meeting so that we may ensure that a quorum is present.
     We look forward to seeing you on May 20, 2009.

Sincerely,
/s/ Joseph S. Podolski

Joseph S. Podolski
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
TO BE HELD MAY 20, 2009
To our stockholders:
     The annual meeting of stockholders of Repros Therapeutics Inc. will be held on Wednesday, May 20, 2009, at 8:00 a.m., Pacific Daylight Time, at The Inn at Rancho Santa Fe, 5951 Linea Del Cielo, Rancho Santa Fe, California 92067, for the following purposes:
1.	To elect a board of seven directors, each to serve until our next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	To consider and act upon a proposal to amend our 2004 Stock Option Plan, as amended, to increase the number of shares of common stock issuable under the 2004 Stock Option Plan, as amended, by 1,000,000 shares;

3.	To consider and act upon a proposal to amend our 2000 Non-Employee Directors’ Stock Option Plan, as amended, to increase the number of shares of common stock issuable under the 2000 Non-Employee Directors’ Plan, as amended, by 500,000 shares and to extend the term of such plan by nine years to April 17, 2019;

4.	To ratify and approve the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for our fiscal year ending December 31, 2009; and

5.	To act on such other business as may properly come before the annual meeting or any adjournments thereof.
     Only stockholders of record at the close of business on March 23, 2009 will be entitled to notice of and to vote at the annual meeting.
     It is important that your shares be represented at the annual meeting regardless of whether you plan to attend. THEREFORE, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE. If you are present at the annual meeting, and wish to do so, you may revoke the proxy and vote in person. In order to be able to have your vote counted at the annual meeting, you need to have written documentation that you are a record holder or, if you own your shares through a brokerage or other type account, written documentation from the account holder that you are the beneficial owner of the shares you are voting.

By Order of the Board of Directors,
/s/ Louis Ploth, Jr.

Louis Ploth, Jr.
Secretary

The Woodlands, Texas
April 13, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be
Held on May 20, 2009
This Proxy Statement, Form of Proxy and the Repros Therapeutics Inc. Annual Report
On Form 10-K for the Fiscal Year Ended December 31, 2008 Are Available At:
www.reprosrx.net/ProxyDocuments

Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2009
SOLICITATION AND REVOCABILITY OF PROXIES
     Our board of directors is soliciting your proxy to be voted at our annual meeting of stockholders to be held on Wednesday, May 20, 2009, at 8:00 a.m., Pacific Daylight Time, at The Inn at Rancho Santa Fe, 5951 Linea Del Cielo, Rancho Santa Fe, California 92067, for the purposes set forth in the accompanying notice of annual meeting of stockholders, and at any adjournment(s) of the annual meeting. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the annual meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the annual meeting. Our board of directors is not currently aware of any such other matters.
     Each of our stockholders has the unconditional right to revoke his or her proxy at any time prior to its exercise, either in person at the annual meeting or by written notice to our Secretary at Repros Therapeutics Inc., 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380. No revocation by written notice will be effective unless such notice has been received by our Secretary prior to the day of the annual meeting or by the inspector of election at the annual meeting. If you are present at the annual meeting, in order to be able to have your vote counted at the annual meeting and thus, to revoke your prior valid vote, you need to have written documentation that you are a record holder or, if you own your shares through a brokerage or other type account, written documentation from the holder of record that you are the beneficial owner of the shares you are voting.
     Our principal executive offices are located at 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380. This proxy statement and the accompanying notice of annual meeting of stockholders and proxy are being mailed to our stockholders on or about April 13, 2009.
     We have retained Morrow & Co., Inc., a proxy solicitor, to solicit proxies by mail, in person or by telephone, at an estimated cost of $5,000 plus reimbursement of reasonable out of pocket expenses. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone or the internet. Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.
     We will bear all costs of preparing, printing, assembling and mailing the notice of annual meeting of stockholders, this proxy statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PURPOSES OF THE MEETING
     At the annual meeting, our stockholders will be asked to consider and act on the following matters:
1.	Electing a board of seven directors, each to serve until our next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	To consider and act upon a proposal to amend our 2004 Stock Option Plan, as amended, to increase the number of shares of common stock issuable under the 2004 Stock Option Plan, as amended, by 1,000,000 shares ;

3.	To consider and act upon a proposal to amend our 2000 Non-Employee Directors’ Stock Option Plan, as amended, to increase the number of shares of common stock issuable under the 2000 Non-Employee Director’s Plan, as amended, by 500,000 shares and to extend the term of such plan by nine years to April 17, 2019;

4.	Ratifying and approving the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for our fiscal year ending December 31, 2009; and

5.	Acting on such other business as may properly come before the annual meeting or any adjournments thereof.
QUORUM AND VOTING
     The close of business on March 23, 2009 has been fixed as the record date for the determination of stockholders entitled to vote at the annual meeting and any adjournment(s) thereof. As of the record date, we had 15,174,904 shares of common stock issued and outstanding.
     Each stockholder of record of common stock will be entitled to one vote per share on each matter that is called to vote at the annual meeting. Shares of common stock may not be voted cumulatively.
     The presence, either in person or by proxy, of holders of shares representing a majority of the common stock entitled to be cast at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter. A plurality vote is required for the election of directors. Accordingly, if a quorum is present at the annual meeting, the seven persons receiving the greatest number of votes cast at the annual meeting will be elected to serve as directors. Thus, abstentions and broker non-votes will not affect the outcome of the election of directors.
     All other matters to be voted on will be decided by the vote of the holders of shares representing a majority of the votes present or represented at the annual meeting and entitled to vote on such matter. Shares represented at the meeting but that abstain with respect to these proposals will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such abstentions will have the same effect as a vote against (i) approval of the amendment to our 2004 Stock Option Plan, (ii) approval of the amendment to our 2000 Non-Employee Directors’ Stock Option Plan and (iii) ratification of the reappointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm. Broker non-votes will not be treated as shares represented at the meeting and entitled to vote for purposes of these proposals, and therefore will have no effect.
     All proxies that are properly completed, signed and returned prior to the annual meeting will be voted. Any proxy given by a stockholder may be revoked at any time before it is exercised by the stockholder by (i) filing with our Secretary an instrument revoking it, (ii) executing and returning a proxy bearing a later date or (iii) attending the annual meeting and expressing a desire to vote his or her shares of common stock in person. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting. Votes will be counted by Computershare Trust Company, N.A., our transfer agent and registrar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table presents certain information regarding the beneficial ownership of our common stock as of March 23, 2009 by:
•	each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table under the heading “Executive Compensation;” and

•	all directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial
	Ownership of		Percentage of
Name of Beneficial Owner	Common Stock(1)		Class(2)
Efficacy Biotech Master Fund Ltd.	4,292,136	(3)	28.3%
11622 El Camino Real, Suite 100 San Diego, California 92130

Vermillion Asset Management, LLC	1,866,650	(4)	12.3%
267 Fifth Avenue, 7th Floor New York, New York 10016

Growth Equity Opportunities Fund, LLC	1,000,000	(5)	6.6%
1119 St. Paul Street Baltimore, Maryland 21202

Daniel F. Cain	67,000	(6)	*
Jean L. Fourcroy, M.D., Ph.D., M.P.H	65,600	(6)	*
Jeffrey R. Harder	68,824	(7)	*
Stephen B. Howell, M.D.	—		*
Paul Lammers, M.D., M.Sc	12,501	(8)	*
Mark Lappe	4,298,802	(9)	28.3%
Nola E. Masterson	61,000	(10)	*
Joseph S. Podolski	532,101	(11)	3.4%
Louis Ploth	288,882	(12)	1.9%
John C. Reed, M.D., Ph.D.	10,512	(13)	*
David Poorvin, Ph.D.	60,000	(10)	*
Andre van As, Ph.D.	55,410	(14)	*
Ronald Wiehle, Ph.D.	206,508	(15)	1.3%
All directors and executive officers as a group (12 persons)	5,727,140	(6)-(15)	34.9%

*	Does not exceed 1%.

(1)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by such persons.

(2)	In accordance with SEC rules, each beneficial owner’s percentage ownership assumes the exercise of all options held by such person that are exercisable within 60 days after March 23, 2009.

(3)	Based solely on information contained in a Schedule 13D dated October 31, 2008 and a Form 4 dated November 4, 2008, Efficacy Biotech Master Fund Ltd. shares voting and dispositive power with respect to all of the shares listed above with (i) Efficacy Capital Ltd. (“Efficacy”) which acts as investment adviser with investment discretion on behalf of Efficacy Biotech Master Fund and (ii) Mark Lappe and Jon Faiz Kayyem, who are managing partners of Efficacy Capital. In addition, Efficacy Biotech Fund, L.P. and Efficacy Biotech Fund Limited each have an indirect interest in all of the shares as a result of their ownership interests in Efficacy Biotech Master Fund.

We are parties to a standstill agreement with Efficacy, whereby Efficacy, among other things, agrees that it will not (i) acquire shares of our common stock that would result in its aggregate beneficial ownership exceeding 40% of our outstanding shares of common stock or (ii) vote shares of our common stock in any manner other than in accordance with the recommendations of a majority of our board of directors who are not also officers or employees and not the directors designated by Efficacy, or, if no such recommendation is made, in the same proportion as the votes cast by other holders of our common stock. The standstill agreement terminates upon the earlier to occur of (i) the date on which Efficacy beneficially owns less than 15% of the then outstanding shares of our common stock, (ii) a change of control of our company, (iii) the execution of a definitive agreement by us that, if consummated, would result in a change of control, or (iv) our written consent releasing Efficacy from the standstill agreement (the “Standstill Period”). During the Standstill Period, we agree to appoint two designees of Efficacy to serve on our board of directors. Our board of directors appointed Mark Lappe and John C. Reed, M.D., Ph.D. to serve as such designees effective September 29, 2008. We have amended our Rights Agreement to reflect the terms of the standstill agreement.

(4)	Based solely on information contained in a Schedule 13G dated February 17, 2009, Vermillion Asset Management, LLC, a registered investment advisor, has sole voting and dispositive power with respect to all of the shares listed above as a result of being the investment advisor to Cyan Opportunities Fund, Ltd. and managing certain accounts holding shares.

(5)	Based solely on information contained in a Schedule 13G dated March 27, 2009, Growth Equity Opportunities Fund, LLC (“GEO”) shares voting and dispositive power with respect to all of the shares listed above with (i) New Enterprise Associates 12, Limited Partnership (“NEA 12”), which is the sole member of GEO, NEA Partners 12, Limited Partnership (“NEA Partners 12”), which is the general partner of NEA 12, NEA 12 GP, LLC (“NEA 12 GP”), which is the general partner of NEA Partners 12 and (ii) Michael James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna Kolluri, C. Richard Kramlich, Charles M. Linehan, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III (collectively, the “Managers”). GEO is the record owner of the shares listed above. As the sole member of GEO, NEA 12 may be deemed to own beneficially the shares listed above. As the general partner of NEA 12, NEA Partners 12 may also be deemed to own beneficially the shares listed above. As the general partner of NEA Partners 12, NEA 12 GP likewise may be deemed to own beneficially the shares listed above. As the individual Managers of NEA 12 GP, each of the Managers also may be deemed to own beneficially the shares listed above.

(6)	Includes 65,000 shares of common stock issuable upon exercise of options.

(7)	Includes (i) 55,000 shares of common stock issuable upon exercise of options and (ii) 1,925 shares of common stock held which are held by Mr. Harder jointly with his wife, 10,499 shares of common stock which are held by Mr. Harder in his individual retirement account, 400 shares of common stock which are held by his wife in her individual retirement account and 1,000 shares of common stock which are held by Mr. Harder in his professional corporation.

(8)	Includes 12,501 shares issuable upon exercise of options.

(9)	Includes all of the shares of common stock listed above under the entry for Efficacy Capital, Ltd. and described in footnote (3) above, for which Mr. Lappe acts as a managing partner and 6,666 shares of common stock issuable upon exercise of options.

(10)	Includes 60,000 shares of common stock issuable upon exercise of options.

(11)	Includes (i) 300 shares of common stock which are held by certain of Mr. Podolski’s family members and (ii) 412,820 shares of common stock issuable upon the exercise of options. Mr. Podolski disclaims beneficial ownership of the shares owned by his family members.

(12)	Includes 247,865 shares of common stock issuable upon exercise of options.

(13)	Includes 6,666 shares of common stock issuable upon exercise of options.

(14)	Includes (i) 410 shares of common stock which are held by Dr. van As’ wife and (ii) 45,000 shares of common stock issuable upon exercise of options.

(15)	Includes 184,492 shares of common stock issuable upon exercise of options.

EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2008, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities shown in
Plan category	warrants and rights	warrants and rights	the first column)
Equity compensation plans approved by shareholders(1)	1,788,565	$5.22	221,326 (2)

Equity compensation plans not approved by shareholders	—	—	—
Total	1,788,565	$5.22	221,326 (2)

(1)	Consists of shares of common stock issued or remaining available for issuance under our 2000 Non-Employee Directors’ Stock Option Plan and our 2004 Stock Option Plan and issued under our Amended and Restated 1993 Employee and Consultant Stock Option Plan and our 1994 Employee and Consultant Stock Option Plan.

(2)	Consists of 221,326 shares remaining available for issuance under our 2004 Stock Option Plan and zero shares remaining available for issuance under our 2000 Non-Employee Directors’ Stock Option Plan. Currently, there are no shares remaining available for issuance under either plan, but we are seeking increases to the shares available for issuance for both at the annual meeting to which this proxy statement relates.

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS
     Our board of directors has nominated and urges you to vote for the election of Joseph S. Podolski, our Chief Executive Officer, Mark, Lappe, Daniel F. Cain, Jean L. Fourcroy, M.D., Ph.D., M.P.H., Stephen B. Howell, M.D., Nola Masterson, and John C. Reed, M.D., Ph.D., all of whom have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. David Poorvin, Ph.D., Louis Ploth, Jr. and Jeffrey R. Harder are not seeking re-election to our board of directors at our annual meeting. Stephen B. Howell, M.D. has been nominated for election by our board of directors for the first time at this annual meeting. The chart below provides information regarding each nominee. Proxies solicited hereby will be voted for all nominees unless stockholders specify otherwise in their proxies.
     If, at the time of or prior to the annual meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the board of directors. The board of directors has no reason to believe that any substitute nominee or nominees will be required.
Nominees for Election as Directors
     The names of the nominees for election as directors, and certain additional information with respect to each of them, are set forth below.

			Year First
			Became
Name	Age	Position with Us	Director
Joseph S. Podolski	61	Chief Executive Officer and Director	1992

Mark Lappe	43	Chairman of the Board	2008

Daniel F. Cain	63	Director	2004

Jean L. Fourcroy, M.D., Ph.D., M.P.H.	78	Director	2004

Stephen B. Howell, M.D.	64	Nominee for Director	N/A

Nola Masterson	62	Director	2004

John C. Reed, M.D., Ph.D.	50	Director	2008
     Joseph S. Podolski. Mr. Podolski has served as Chief Executive Officer and as a director since 1992. He joined us in 1989 as Vice President of Operations. Previously, Mr. Podolski spent twelve years in various engineering, product development and manufacturing positions at G.D. Searle, a subsidiary of Monsanto Company. Before joining Monsanto, Mr. Podolski held positions in manufacturing, engineering, quality control and development of fine chemicals, antibiotics, pharmaceuticals and hospital products with Abbott Laboratories, Dearborn Chemical Company and Baxter Pharmaceuticals. Mr. Podolski holds a B.S. degree in chemistry and a M.S. degree in chemical engineering from the Illinois Institute of Technology.
     Mark Lappe. Mark Lappe was elected first as a director and later as Chairman of the Board in 2008. Mr. Lappe became a Director in 2008. Mr. Lappe is a Managing Partner of Efficacy Capital, Ltd., a life science investment fund. Prior to founding Efficacy Capital in 2003, Mr. Lappe was a leading executive search consultant for start-up biotech and medical device companies. Mr. Lappe founded Lappe & Associates in 1990 and built the teams of 40 emerging companies over 13 years.

     Daniel F. Cain. Mr. Cain was elected a director in 2004 and was Chairman of the Board from 2005 to 2008. Since October 1994, Mr. Cain has provided consulting services for small businesses. Since May 2000, he has also served as acting chief executive officer of Wireless Medical, Inc., a Colorado-based medical device company. From 1969 to 1994, Mr. Cain held various positions with Miles Laboratories, Inc., Hexcel Corporation, Scripps-Miles, Inc., Synbiotics Corporation and Heska Corporation. Mr. Cain has 38 years of broad business experience including 28 years with medical companies. Sixteen of these years were with three different biotech startup companies, one of which he co-founded. Mr. Cain has held a wide variety of executive level management positions including chief executive officer, president and chief financial officer. Mr. Cain earned a B.S. degree from LeTourneau College and a M.B.A. degree from Indiana University.
     Jean L. Fourcroy, M.D., Ph.D., M.P.H. Dr. Fourcroy was elected a director in 2004. From 1988 to 2001, she was engaged as a Medical Officer with the U.S. Food and Drug Administration, or FDA. Since leaving the FDA, Dr. Fourcroy has been a consultant to the industry and a featured speaker and panel member in numerous meetings and symposia. Dr. Fourcroy is a member of the Board of Directors of the U.S. Anti-Doping Agency and is a Past President of the American Medical Women’s Association. Dr. Fourcroy is the recipient of a 1998 American Urological Association Presidential Citation Award, the 1999 Camille Mermod Award from the American Medical Women’s Association and an Outstanding Service Award from the American Society of Andrology in April 2000. Dr. Fourcroy received her M.D. from the Medical College of Pennsylvania and her Ph.D. from the University of California at San Francisco. Her surgery and urology residencies were completed at George Washington University Medical Center with Board Certification in Urology. She received her Masters in Public Heath from the Medical College of Wisconsin.
     Stephen B. Howell, M.D. Dr. Howell is a nominee for director for the first time this year. Dr. Howell is a medical oncologist and Professor of Medicine at the University of California, San Diego. He joined the UCSD faculty in 1977. He serves as Associate Director for Clinical Research and Director of the Cancer Therapeutics Training Program at the Moores Comprehensive Cancer Center at the University of California, San Diego, and also runs the Clayton Foundation Drug Resistance Laboratory at the Cancer Center. Dr. Howell is a member of the Committee on Experimental Medicine of the Gynecologic Oncology Group. He is the recipient of patents for his innovative work in chemotherapeutics, drug-delivery systems, and diagnostic assays. He is the author of more than 280 publications in the field of cancer chemotherapy. He has received numerous awards, including the Milken Family Medical Foundation Award for Outstanding Work in the Field of Cancer Research, a presidential citation from the American Head and Neck Society, a Fogarty Senior International Fellowship. Dr. Howell is a member of numerous societies, including the American Association for Cancer Research and the American Society of Clinical Oncology. Dr. Howell graduated from Harvard Medical School, completed his internship and residency at the Massachusetts General Hospital and the University of California, San Francisco, and his medical oncology training at the Dana Farber Cancer Institute. He completed his research training at the National Institutes of Health. He is board certified in internal medicine and medical oncology. Dr. Howell co-founded, DepoTech, Beacon Laboratories, and Targa Pharmaceuticals. He has served on the Board of Directors and as Medical Director of each of these companies. In addition, he served on the Board of Directors of Matrix Pharmaceuticals, and is currently on the Board of Directors of Angstrom Pharmaceuticals and Access Pharmaceuticals. He serves on the Scientific Advisory Boards and Data Safety Monitoring Boards of a number of both large and small pharmaceutical companies. Dr. Howell received his A.B. at the University of Chicago and his M.D. from Harvard Medical School.
     Nola Masterson. Ms. Masterson was elected a director in 2004. Since 1982, she has been the chief executive officer of Science Futures Inc., an investment and advisory firm. Ms. Masterson is currently Managing Member and General Partner of Science Futures LLC, I and II, which are venture capital funds invested in life science funds and companies. She is on the board of directors of Generex Biotechnology, Inc. (NasdaqCM: GNBT) located in Toronto, Canada. She serves on the audit committee, nominating committee and the compensation committee for Repros Therapeutics Inc. Ms. Masterson was the first biotechnology analyst on Wall Street, working with Drexel Burnham Lambert and Merrill Lynch, and is a co-founder of Sequenom, Inc., a genetic analysis company located in San Diego and Hamburg, Germany. Ms. Masterson is the Chair of the Bay Bio Institute, a 501(c) 3 part of BayBio, which promotes science education, workforce development and best practices as well as entrepreneurs in the bioeconomy. Ms. Masterson began her business career at Ames Company, a division of Bayer, and spent eight years at Millipore Corporation in sales and sales management. Ms. Masterson has 33 years of experience in the life science industry. She received her Masters in Biological Sciences from George Washington University, and continued Ph.D. work at the University of Florida.

     John C. Reed, M.D., Ph.D. Dr. Reed was elected a director in 2008. Dr. Reed has been the President and Chief Executive Officer of the Burnham Institute for Medical Research, an independent, nonprofit, public benefit organization dedicated to basic biomedical research, since January 2002.  Dr. Reed has been with Burnham Institute for the past fifteen years, serving as the Deputy Director of the Cancer Center beginning in 1994, as Scientific Director of the Institute beginning in 1995, and as Cancer Center Director in 2002.  He also currently serves as an adjunct professor in the medical schools at University of California San Diego (UCSD), University of Florida, University of Central Florida, and San Diego State University’s Biology department.  In addition, Dr. Reed is an associate member of UCSD’s Cancer Center.  Dr. Reed serves on the board of directors of publicly held biotechnology companies, Pharmion Corporation and ISIS Pharmaceuticals, Inc.
     The board of directors recommends that stockholders vote “FOR” the election of each of the above-named nominees, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

EXECUTIVE OFFICERS
     Set forth below is certain information concerning our executive officers, including the business experience of each during the past five years.

Name	Age	Position
Joseph S. Podolski	61	Chief Executive Officer and Director

Paul Lammers	51	President

Louis Ploth, Jr.	55	Vice President, Business Development, Chief Financial Officer and Secretary

Andre van As, Ph.D.	73	CMO and SVP, Clinical. and Regulatory

Ronald Wiehle, Ph.D.	60	VP, Research and Development
     Information pertaining to Mr. Podolski may be found in the “Proposal Number 1-Election of Directors – Nominees for Election as Directors.”
     Paul Lammers, M.D., M.Sc. Dr. Lammers was appointed as our President in February 2009. After joining the pharmaceutical industry in 1989, Dr. Lammers has obtained broad executive, commercial, clinical, medical and regulatory experience in the pharmaceutical and biotech industry with substantial expertise in reproductive health. Prior to joining us, Dr. Lammers was Chief Medical Officer and member of the senior management team of EMD Serono, Inc. in Rockland, MA, a division of Merck KGaA. Prior to the acquisition by Merck KGaA, Dr. Lammers was the Chief Medical Officer of Serono Inc. in Rockland, MA since 2002, and he spent eight years earlier in his career at Organon, both in Europe and in the US. Dr. Lammers obtained both his masters of science degree in biology, with focus on reproductive endocrinology, and his medical degree at the Catholic University of Nijmegen, in The Netherlands.
     Louis Ploth, Jr. Mr. Ploth has served as Chief Financial Officer, Vice President, Business Development and Secretary since January 2001. He has previously served as Vice President, Finance from March 1999 to January 2001, as Chief Financial Officer and Vice President, Business Development from 1993 to 1998, and as Chief Financial Officer from 1998 to March 1999, at which time he also served as General Manager of Fertility Technologies, Inc., our former subsidiary. Prior to joining us, Mr. Ploth was employed by Unisyn Technologies, Inc. where he served concurrently as Chief Financial Officer and as Vice President of Finance and Administration. Prior to that, Mr. Ploth was Corporate Controller of Synbiotics Corporation. Mr. Ploth has over 26 years of corporate financial and business development experience, with over 23 years experience in the biotechnology industry. Mr. Ploth has a B.S. degree from Montclair State College.
     Andre van As, Ph.D. Dr. van As was appointed as our Chief Medical Officer and Senior Vice President, Clinical and Regulatory, in December 2006. Dr. van As has over 40 years of medical experience, the last 19 being in the pharmaceutical industry and most recently having served in senior clinical and regulatory positions at Novartis, Quintiles and AstraMerck. While at Novartis he was the Global Respiratory Section Head and served as Executive Director for the Xolair team that gained U.S. approval for the first monoclonal antibody for the management of severe asthma. Dr. van As has authored numerous peer reviewed scientific articles. He graduated in medicine (MB BCh) from the University of the Witwatersrand in Johannesburg, South Africa, and went on to become certified in the specialty of Internal Medicine, FCP (SA), by the College of Medicine in South Africa, and thereafter earned a Ph.D. in Medicine from the University of the Witwatersrand, in the discipline of airway biology. Following this he completed his training in the subspecialty of Pulmonary Medicine and became the Head of the Department of Internal Medicine and the Pulmonary Division at the Helen Joseph Hospital, Johannesburg, which is affiliated with the University of the Witwatersrand. Dr. van As also has become licensed to practice medicine in the USA (New Mexico Board of Medical Examiners — FLEX) and held a faculty position at the University of New Mexico as the Professor of Pulmonary Medicine and the Chief of the Pulmonary Division. Currently he is a Clinical Professor on the faculty of the Pulmonary and Critical Care Division of Drexel University Medical School in

Philadelphia. He has conducted bench top, clinical and pharmaceutical research as a recipient of grants from the NIH, US Veterans Administration as well the pharmaceutical industry.
     Ronald Wiehle, Ph.D. Dr. Wiehle originally joined us in 1996 and now serves as the Vice President, Research and Development. He has over 30 years of experience in biomedical sciences which includes projects involving male and female reproductive biology, cancer biology, virology, and cell biology. Previously Dr. Wiehle served as the lead scientist for all of the company’s hormonally-based programs and was instrumental in the licensing of a series of SPRMs from the NICHD. Dr. Wiehle received a B.S., in Chemistry, from the University of Illinois at Chicago. He worked as an Assistant Biochemist at the IIT Research Institute in Chicago on animal models of human cancer. Dr. Wiehle earned his Ph.D. in Biochemistry from The University of Louisville School of Medicine/Health Science focusing on hormone receptors in human breast cancer. He earned a post doctoral award under a Sonderesforshungsgemeinshaft (SFG) at the Institut fuer Molekularbiologie und Tumorforshung (IMT) of the Phillips University in Marburg, Germany to study the use of recombinant retrovial vectors to transform mammalian cells. He has held faculty positions at the James Graham Brown Cancer Center/University of Louisville and the Department of Obstetrics & Gynecology at the Baylor College of Medicine. He has been awarded research grants by the NIH and local and national clinical/scientific organizations. He has authored more than 25 publications and has delivered invited lectures.

CORPORATE GOVERNANCE
Board Meetings
     Our operations are managed under the broad supervision of the board of directors, which has ultimate responsibility for the establishment and implementation of our general operating philosophy, objectives, goals and policies. Our board of directors is currently comprised of a majority of independent directors. The board of directors has determined that Drs. Fourcroy and Poorvin, Messrs. Cain, Lappe, and Harder and Ms. Masterson are “independent” as independence is defined under the listing standards for The Nasdaq Market. The board based these determinations primarily on a review of the responses our directors provided to questions regarding employment and compensation history, affiliations and family and other relationships. During 2008, the board of directors convened on seven occasions. All directors attended at least 75% of the meetings held by the board and any committee of the board on which he or she served during his or her tenure in 2008. Our current policy is to have our directors attend our annual meeting of stockholders. All of our directors were available at our 2008 annual meeting of stockholders.
Board Committees
     Pursuant to delegated authority, various board functions are discharged by the standing committees of the board. The board of directors has appointed three principal standing committees: the compensation and option committee, the nominating and corporate governance committee and the audit committee. Copies of the audit committee charter, the compensation and option committee charter and the nominating and corporate governance committee charter are available in the Corporate Governance section of our web site at http://www.reprosrx.com. The current members of the committees are identified in the following table:

		Compensation	Nominating and
Director	Audit	and Option	Corporate Governance
Daniel F. Cain	✓(Chair)		✓(Chair)
Jean L. Fourcroy, M.D., Ph.D., M.P.H.			✓
Jeffrey R. Harder(1)		✓	✓
Mark Lappe			✓
Nola Masterson	✓	✓	✓
David Poorvin, Ph.D. (1)	✓	✓(Chair)	✓
John C. Reed, M.D., Ph.D.		✓	✓

(1)	Dr. Poorvin and Mr. Harder have decided not to stand for re-election to our board of directors and, as a result, will not serve on any committees after our annual meeting. Dr. Reed will assume Dr. Poorvin’s position as chair of the compensation and option committee upon completion of the annual meeting.
     Audit Committee. The audit committee, currently comprised of Mr. Cain, as chairman, Ms. Masterson and Dr. Poorvin, (Dr. Reed will be elected to the audit committee upon completion of our annual meeting to replace Dr. Poorvin) provides assistance to the board of directors in fulfilling its responsibilities relating to corporate accounting and reporting practices, recommends to the board of directors the engagement by us of our independent public accountants, approves services performed by our independent public accountants, including fee arrangements and the range of audit and non-audit services, maintains a direct line of communication between the board of directors and our independent public accountants and performs such other functions as may be prescribed with respect to audit committees under applicable rules, regulations and policies of The Nasdaq Market. The audit committee also evaluates our system of internal controls, the internal audit function and other related areas. The audit committee holds a private executive session with our independent auditors following every audit committee meeting. This executive session excludes management. The audit committee meets quarterly and convened four times in 2008.
     As required by The Nasdaq Market and Securities and Exchange Commission, or SEC, rules regarding audit committees, the board of directors has reviewed the qualifications of its audit committee and has determined that none of the current members of the audit committee have a relationship with us that might interfere with the exercise of their independence from us or management and has determined that each member of the audit committee is independent, as independence is defined in the listing standards for The Nasdaq Market. The board of directors has determined that Mr. Cain, Chairman of the audit committee, is an audit committee financial expert as described in Item 401(h) of Regulation S-K.
     Compensation and Option Committee. The compensation and option committee, currently comprised of Mr. Harder, Ms. Masterson, Dr. Reed and Dr. Poorvin, who serves as chairman of the committee until our annual meeting at which time Dr. Reed will assume the position as chairman, establishes the compensation for our president, chief executive officer and vice president, business development and chief financial officer, including applicable bonus milestones and equity/option grants. The committee also may be involved or may approve, depending on the availability of the board of directors, grants of awards to other employees, may determine the terms and conditions provided for in each option grant, and may, as requested by our president and chief executive officer, review and recommend to the board of directors the amount of compensation to be paid to our officers. The compensation committee generally convenes on an as needed basis, and commencing in 2008 and thereafter, in connection with our regularly scheduled board meetings. The compensation and option committee met three times in 2008. The board of directors has determined that each member of the compensation and option committee is independent, as independence is defined in the listing standards for The Nasdaq Market.
     Nominating and Corporate Governance Committee. The nominating and corporate governance committee is currently comprised of Drs. Fourcroy, Poorvin and Reed, Messrs. Cain, Harder and Lappe and Ms. Masterson. The nominating and corporate governance committee investigates and makes recommendations to the board with respect to qualified candidates to be nominated for election to the board and reviews and makes recommendations to the board of directors with regard to candidates for directors nominated by stockholders in accordance with our bylaws. This committee also investigates and makes recommendations to the board with regard to all matters of corporate governance, including the structure, operation and evaluation of the board and its committees. The nominating and corporate governance committee met once during 2008. The board of directors has determined that each member of the nominating and corporate governance committee is independent, as independence is defined in the listing standards for The Nasdaq Market.
     Executive Sessions of the Board of Directors. Our policy is to have non-management directors meet regularly in executive sessions following each of our regularly scheduled meetings of the board of directors in a calendar year. A non-management director is any director who is not an employee and does not include any director who is not independent as determined by the board of directors. Non-management directors presently consist of all current directors except Messrs. Podolski and Ploth. The non-management directors met a total of seven times during calendar year 2008.
     Communications with Directors. Our security holders and other interested parties may communicate with any of our directors (including any presiding director or the non-management directors as a group) by mail to our Secretary, Repros Therapeutics Inc., 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications will be forwarded to the appropriate director or directors.
     Stockholder Nominations. The nominating and corporate governance committee will consider stockholder proposals for director nominees. In order to nominate a director at the annual meeting, a stockholder must follow the procedures set forth in Section 2.12 of our bylaws (available on our web site at http://www.reprosrx.com). In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of its recommendation and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our principal executive offices no less than 50 days nor more than 75 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that if the date of the annual or special meeting was not publicly announced more than 65 days prior to the annual or special meeting, such notice by the stockholder will be timely if delivered to the Secretary no later than the close of business on the 15th day following the day on which such announcement of the date of the meeting was communicated to the stockholders.
     The stockholder notice must set forth the following:
     1. As to each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, or the Exchange Act;
     2. The written consent to serve as a director if elected by each person nominated;

     3. Name and address of the stockholder as they appear on our books; and
     4. The class and number of shares of common stock beneficially owned by such stockholder.
     In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.
     Additionally, we agreed to appoint two designees of Efficacy Capital Ltd. (“Efficacy”) to serve on our board of directors pursuant to the terms of a standstill agreement between us and Efficacy. Our board of directors appointed Mark Lappe and John C. Reed, M.D., Ph.D. to serve as such designees effective September 29, 2008.
     Nominating and Corporate Governance Committee Nominations. The nominating and corporate governance committee selects each nominee based on the nominee’s skills, achievements and experience. The following will be considered, among other things, in selecting candidates for the board of directors: knowledge, experience and skills in areas critical to understanding us and our business (including financial expertise); personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other companies.
     When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders or others. While the committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2008. After conducting an initial evaluation of a potential candidate, the committee will interview that candidate if it believes such candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board of directors that candidate’s election. All but one of our nominees for director at this annual meeting are standing for re-election. Stephen B. Howell, M.D. is a first-time nominee who was recommended to the nominating and corporate governance committee by one of our independent directors, Mark Lappe. Mr. Lappe is also a managing partner of Efficacy Capital, Ltd., our largest stockholder, which owns 28.3% of our outstanding common stock.
Code of Conduct and Ethics
     We have adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Financial Officers, which are available on the Corporate Governance section of our website at http://www.reprosrx.com. If any substantive amendments are made to either code, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either code is granted to an executive officer, director or principal accounting officer, the nature of such waiver will be disclosed on our website.
Compensation Committee Interlocks and Insider Participation
     All members of the compensation and option committee are independent directors, and none of them are present or past employees of ours. No member of the compensation and option committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or compensation and option committee.

AUDIT COMMITTEE REPORT
     The audit committee is currently comprised of three directors who are independent, as defined by the standards of the Nasdaq Market. The audit committee assists the board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of our internal controls and the quality and integrity of our financial statements. In March 2004, the audit committee adopted, and the board of directors ratified, an audit committee charter, a copy of which is available on our web site at www.reprosrx.com in the Corporate Governance section.
     The audit committee met four times during the year ended December 31, 2008. The audit committee reviewed with management and the independent auditors the interim financial information included in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2008 prior to their being filed with the SEC and reviewed in a meeting held in 2009 the financial information for the fiscal quarter and year ended December 31, 2008, as filed with our Form 10-K for the year ended December 31, 2008.
     The independent auditors provided the audit committee with a written statement describing all the relationships between us and our auditors that might bear on the auditors’ independence consistent with Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). The audit committee also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.
     The audit committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”
     With and without management present, the audit committee discussed and reviewed the results of the independent auditors’ examination of our December 31, 2008 financial statements. The discussion included matters related to the conduct of the audit, such as the selection of and changes in significant accounting policies, the methods used to account for significant or unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit and disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.
     The audit committee reviewed our audited financial statements as of and for the year ended December 31, 2008, and discussed them with management and the independent auditors. Based on such review and discussions, the audit committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.
     The foregoing report is given by the members of the audit committee:
Nola Masterson
David Poorvin, Ph.D.
Daniel F. Cain, Chairman
     This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, or Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

COMPENSATION AND OPTION COMMITTEE REPORT
     The compensation and option committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2008 with management, and based on such reviews and discussions, the compensation and option committee recommended to the board, and the board has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
     The foregoing report is given by the following members of the compensation and option committee:
Jeffrey R. Harder
Nola Masterson
John C. Reed, M.D., Ph.D.
David Poorvin, Ph.D., Chairman
     The report of the compensation and option committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS
Philosophy
     We have designed our compensation programs to attract and retain key employees, motivate all of our employees to be productive and reward our employees, officers and directors for exceptional performance. We have implemented different types of compensation programs to motivate performance both in the short-term and in the long-term, with the ultimate goal of long-term increased value for our stockholders.
     We believe that our executive compensation programs are essential to our ultimate success and also impact the environment of compensation for all employees. Executive compensation programs set the general level of expectations for our company and also demonstrate the types of goals we expect all employees to reach.
     In setting executive compensation, we first determine the goals that will ultimately make our company successful. Generally, for the past three years, our success has been dependent upon two key factors:
•	the successful continued clinical development of our two products, Proellex and Androxal; and

•	our ability to raise capital to allow us to continue such development.
     Because these are goals that are best measured over the long term, we believe that the most effective means of motivating our executives is by providing compensation that will reward long-term success with competitive short-term compensation being used to retain our key executives. We have utilized traditional long-term compensation programs, namely, stock option programs, to effectuate these goals.
Overview of Compensation and Process
     Our compensation programs consist of the following:
•	Base cash salary;

•	Cash bonuses;

•	Equity incentives;

•	General employee benefits (retirement, life and health insurance); and

•	Perquisites.
     The compensation and option committee is responsible for evaluating the performance of senior management, determining the compensation for our senior executive officers (Messrs. Podolski and Ploth and Dr. Lammers) and for administering our incentive plans under which grants may be made to our employees. Base salaries for our senior executive officers are usually determined at the meeting of the compensation and option committee held following the end of a fiscal year. At this meeting, the committee usually determines how any potential bonuses will be paid and reviews the base salary compensation, bonus payments and level of equity compensation for all such senior officers. The committee also reviews on an annual basis the equity compensation levels of all of our other officers and employees.
     In determining the level and composition of compensation of each of our senior executive officers, the compensation and option committee takes into account various qualitative and quantitative indicators of corporate and individual performance. In recent years, the committee has relied on the level of compensation at peer group companies to assist in determining the level of compensation for them. The committee considers its peer group to be companies in the biotechnology industries that are of a similar market capitalization and size, including number of employees, number of developmental products, stage of development of pipeline, commercial potential of pipeline products and geographic location. As determined by the committee, our peer group during 2008 consisted of the following companies: Adolor Corporation, Advanced Magnetics, Inc., Alexion Pharmaceuticals, Inc., Alexza Pharmaceuticals, Inc., Antigenics Inc., ARIAD Pharmaceuticals, Inc., BioMimeticTherapeutics, Inc., Cadence Pharmaceuticals, Inc., Cell Genesys,Inc., Cypress Bioscience, Inc., Discovery Laboratories, Inc., DyaxCorp., Encysive Pharmaceuticals Inc., EntreMed, Inc., Pharmacyclics, Inc., Geron Corporation, Medivation, Inc.,

Immunomedics, Inc., Penwest Pharmaceuticals, Pharmacopeia Drug Discovery, Inc., POZEN Inc., Telik, Inc., VIVUS, Inc. and XenoPort, Inc.
     In addition to reviewing public information databases and publicly available information from peer companies, the compensation and option committee used two independent, private surveys of executive compensation in the biotech industry in formulating its recommendations for competitive executive compensation. As stated before, because we are developing technologies and have no current approved drugs, the use of certain traditional performance standards (e.g., profitability and return on equity) is not appropriate in evaluating the performance of our executive officers. In addition, the committee recognizes performance and achievements that are more difficult to quantify, such as the successful supervision of major corporate projects and demonstrated leadership ability. The chief executive officer usually establishes the level of compensation of Drs. van As and Wiehle, and the compensation and option committee meets with our senior executive officers concerning their compensation, and makes its final determination of the appropriate compensation amounts for each of them.
     Section 162(m) of the Internal Revenue Code of 1986, or the Code, places a $1 million annual cap on the deductible compensation that can be paid to certain executives of publicly-traded corporations. Amounts that qualify as “performance based” compensation under Section 162(m)(4)(c) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, stock options will qualify as performance based compensation. The committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on us in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

SUMMARY COMPENSATION TABLE
     The following table presents summary information regarding the compensation of each of Joseph S. Podolski, our Chief Executive Officer, Louis Ploth, Jr., our vice president, business development and chief financial officer, Andre van As, Ph.D., our senior vice president for clinical and regulatory and chief medical officer, and Ronald Wiehle, Ph.D., our vice president for research and development, for the year ended December 31, 2008. Our president, Paul Lammers, was appointed on February 18, 2009, and as such there is no compensation to report for the most recently completed fiscal year with respect to Dr. Lammers. We have entered into employment agreements with each of Messrs. Podolski and Ploth and Drs. Lammers and van As, and the material terms of those employment agreements are described below.
     Based on the summary compensation information provided below, “Salary” accounted for approximately 64% and “Bonus” accounted for approximately 7% of the total compensation paid to the named executive officers for 2008.

									Change in
									Pension Value
									and
									Nonqualified
								Non-Equity	Deferred
Name and Principal						Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary		Bonus		Awards	Awards(2)	Compensation	Earnings	Compensation		Total
Joseph S. Podolski	2008	$424,684		$84,087	(1)	—	$157,832	—	—	$36,936	(3)	$703,539
President & CEO	2007	$353,903		$18,579		—	$199,995	—	—	$33,677	(4)	$606,154
	2006	$330,750		$98,398		—	$176,981	—	—	$30,501		$636,630

Louis Ploth, Jr.	2008	$268,966		$39,000	(1)	—	$63,132	—	—	$25,451	(5)	$396,549
CFO & VP, Business	2007	$224,138		$44,827		—	$86,246	—	—	$23,288	(6)	$378,499
Development	2006	$209,475		$52,369		—	$99,116	—	—	$22,003		$382,963

Andre van As, Ph.D.	2008	$276,225		—		—	$123,442	—	—	—		$399,667
CMO & SVP,	2007	$261,000		—		—	$78,000	—	—	—		$339,000
Clinical. & Regulatory	2006	$10,875	(7)	—		—	$3,250	—	—	—		$14,125

Ronald Wiehle, Ph.D.	2008	$158,750		—		—	$93,294	—	—	$23,195	(8)	$275,239
VP, R&D	2007	$150,000		—		—	$79,537	—	—	$21,153	(9)	$250,690

(1)	Paid in 2009 for services performed in 2008.

(2)	Based on the assumptions set forth in Note 2 to our Notes to Condensed Consolidated Financial Statements set forth in our annual report on Form 10-K for the year ended December 31, 2008 related to calculation of value of stock based compensation under FAS 123(R).

(3)	This amount is comprised of $18,432 paid by us on behalf of Mr. Podolski for health benefits, $12,504 in contributions made by us on behalf of Mr. Podolski in a simple IRA and $6,000 for a car allowance.

(4)	This amount is comprised of $16,653 paid by us on behalf of Mr. Podolski for health benefits, $11,024 in contributions made by us on behalf of Mr. Podolski in a simple IRA and $6,000 for a car allowance.

(5)	This amount is comprised of $17,004 paid by us on behalf of Mr. Ploth for health benefits and $8,447 in contributions made by us on behalf of Mr. Ploth in a simple IRA.

(6)	This amount is comprised of $15,833 paid by us on behalf of Mr. Ploth for health benefits and $7,455 in contributions made by us on behalf of Mr. Ploth in a simple IRA.

(7)	Dr. van As was hired as Chief Medical Officer and Senior Vice President of Clinical and Regulatory Affairs on December 16, 2006 at an annual base salary of $261,000.

(8)	This amount is comprised of $18,432 paid by us on behalf of Dr. Wiehle for health benefits and $4,763 in contributions made by us on behalf of Dr. Wiehle in a simple IRA.

(9)	This amount is comprised of $16,653 paid by us on behalf of Dr. Wiehle for health benefits and $4,500 in contributions made by us on behalf of Dr. Wiehle in a simple IRA.
Base Salary
     The board of directors initially approves the hiring and promotion of any of our executive officers, including his compensation and option package. Compensation for Messrs. Podolski and Ploth is reviewed on an annual basis by the compensation and option committee. Dr. Lammers’ compensation will also be reviewed annually by the compensation and option committee as well. The compensation for Drs. van As and Wiehle will be determined by our president, Dr. Lammers. We have employment agreements with Messrs. Podolski and Ploth and Drs. Lammers and van As which provide for current annual salaries of $435,301, $275,690, $370,000 and $287,100, respectively. The current annual salary for Dr. Wiehle has been set at $165,000. The agreements for Messrs. Podolski and Ploth provide that we will pay an annual incentive bonus as may be approved by the board of directors (which has been delegated to the compensation and option committee) in an amount not in excess of 35% and 25% of base salary, respectively. Each of our executive officers is entitled to participate in all employee benefit plans that we sponsor. All of our employment agreements provide that base compensation is subject to review or reconsideration at least annually.
     When establishing or reviewing base compensation levels for each of Mr. Podolski and Mr. Ploth, the compensation and option committee, in accordance with its general compensation policy, considers numerous factors, including:
•	the responsibilities relevant to the position;

•	the qualifications of the executive and the relevant experience of the particular individual;

•	strategic goals for which the executive has responsibility; and

•	compensation levels of peer group companies (as discussed under “Compensation Discussion and Analysis — Overview of Compensation and Process” above) who compete with us for business, scientific and executive talents.
     No pre-determined weights are given to any one of such factors.
Bonus
     In addition to each of Mr. Podolski’s and Ploth’s base compensation, the committee may award cash bonuses and may grant awards under our incentive plans depending on the extent to which certain defined personal and corporate performance goals are achieved. Messrs. Podolski and Ploth, have a maximum bonus target percentage specified in their employment contracts (35% and 25%, respectively). Each year, the compensation and option committee meets with Messrs. Podolski and Ploth to establish suitable incentive milestones for each of them according to our needs and their particular job responsibilities. For calendar years 2007 and 2008, the compensation and option committee established applicable value weights or percentages for each particular milestone, for purposes of earning their bonus target. The compensation and option committee then meets promptly after the end of the calendar year to review the performance of the two executives and make a recommendation as to the achievement of such milestone targets.
     For 2008, the compensation and option committee determined that Mr. Podolski earned a bonus of fifty six percent (56%) of the maximum 35% bonus amount, and that Mr. Ploth earned a bonus of fifty eight percent (58%) of his maximum 25% bonus amount, or $84,087 and $39,000 each, respectively. The bonuses paid to Mr. Podolski and Mr. Ploth represented 12.0% and 9.8%, respectively, of the total amount of compensation earned in 2008.
Perquisites
     We generally do not grant perquisites as compensation to our officers or employees. However, we have traditionally provided $6,000 per year to our chief executive officer as a car allowance, and we have continued this practice through 2008. We match employee contributions to a simple IRA on a dollar for dollar basis up to 3% of salary and bonus. These contributions are available to all employees. In addition, we provide health, dental, vision, life and disability insurance benefits to all of our employees.
Stock Option and Equity Compensation
     All of our employees, including executive officers, are eligible to receive long-term stock-based incentive awards under our 2004 Stock Option Plan as a means of providing such individuals with a continuing proprietary interest. Such grants further the mutuality of interest between our employees and our stockholders by providing significant incentives for such employees to achieve and maintain high levels of performance. Our stock option plan enhances our ability to attract and retain the services of qualified individuals. We consider this plan to be the primary means of providing equity long-term compensation to our employees and officers. The compensation and option committee, which acts as administrator of this plan, considers several factors in determining whether such awards are granted to an executive officer, including the following:
•	the executive officer’s position and his or her performance and responsibilities;

•	the amount of stock options, if any, currently held by the officer;

•	the vesting schedules of any such options;

•	the executive officer’s other compensation; and

•	similar equity percentages of peer companies.
     While the compensation and option committee does not adhere to any firmly established formulas or schedules for the issuance of awards such as options or restricted stock, the committee will generally tailor the terms of any such grant to achieve its goal as a long-term incentive award by providing for a vesting schedule encompassing several years or tying vesting to particular corporate or personal milestones, particularly milestones related to the two key factors mentioned under “Compensation Discussion and Analysis — Philosophy” above: drug development and fund raising.
     During 2008, we granted options to purchase 135,000 shares to all of our employees and officers, which represented 1% of our outstanding common stock and of such amount, we granted options to purchase 50,000 shares to our executive officers, representing 37% of the total number of shares granted to our employees and officers. On February 18, 2009, we granted Dr. Lammers an option to purchase 300,000 shares of our common stock at a purchase price of $8.80 per share, the closing price of our common stock as reported by the Nasdaq Global Market on the date of grant and 151,326 of the shares issuable upon exercise of such option are currently reserved under our 2004 Stock Option Plan; therefore, we are submitting Proposal Number 2 for the purpose of increasing the number of shares reserved for issuance under such plan.
GRANTS OF PLAN-BASED AWARDS
     The following table presents each grant of stock options in 2008 to the individuals named in the summary compensation table. There were no estimated future payouts to report under either non-equity or equity incentive plan awards:

All Other
			Option	Exercise	Closing
		All Other Stock	Awards: No.	or Base	Price of	Grant Date
		Awards: No. of	of Securities	Price of	Stock on	Fair Value
	Grant	Shares of Stock	Underlying	Option	Grant	of Option
Name	Date	or Units	Options	Awards	Date	Awards
Joseph S. Podolski, President & CEO	—	—	—	—	—	—

Louis Ploth, Jr., VP Business Development & CFO	—	—	—	—	—	—

Andre van As, Ph.D., Sr. VP & CMO	6/6/08	—	30,000	$10.65	$10.65	$233,700

Ronald Wiehle, Ph.D., VP R&D	6/6/08	—	20,000	$10.65	$10.65	$155,800

(1)	Based on the assumptions set forth in Note 2 to our Notes to Condensed Consolidated Financial Statements set forth in our annual report on Form 10-K for the year ended December 31, 2008 related to calculation of value of stock-based compensation under FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table presents information about unexercised options that were held by each of the individuals listed in the summary compensation table as of December 31, 2008. None of the individuals listed in the summary compensation table hold any stock awards.

				Equity
				Incentive
				Plan
	Number of			Awards: No.
	Securities			of Securities
	Underlying	Number of Securities		Underlying
	Unexercised	Underlying		Unexercised	Option	Option
	Options	Unexercised Options		Unearned	Exercise	Expiration
	Exercisable	Unexercisable		Options	Price	Date
Joseph S. Podolski,	35,000	—		—	$2.94	10/18/09
President & CEO	25,000	—		—	$3.15	09/20/11
	50,000	—		—	$4.34	03/20/12
	—	225,000	(1)	—	$4.34	03/20/12
	214,305	—		—	$2.72	03/29/14
	46,848 (2)	—		—	$2.72	03/29/14
	29,167	20,833	(3)		$12.26	01/08/17

Louis Ploth, Jr.,	10,000	—		—	$29.00	03/12/09
VP,Business Development	20,000	—		—	$2.94	10/18/09
& CFO	20,000	—		—	$3.47	09/29/10
	20,000	—		—	$2.72	05/23/11
	10,000	—		—	$3.15	09/20/11
	144,458	—		—	$2.72	03/29/14
	16,740 (2)	—		—	$2.72	03/29/14
	11,667	8,333	(4)	—	$12.26	01/08/17

Andre van As, Ph.D.,	33,333	16,667	(5)	—	$6.17	12/16/16
Sr. VP & CMO	5,000	25,000	(6)	—	$10.65	06/06/18

Ronald Wiehle, Ph.D.,	4,000	—		—	$3.47	09/29/10
VP, R&D	1,000	—		—	$18.19	02/01/11
	4,000	—		—	$33.25	02/01/11
	25,000	—		—	$3.15	09/20/11
	130,492	—		—	$2.72	03/29/14
	11,667	8,333	(7)	—	$12.24	01/04/17
	3,333	16,667	(8)	—	$10.65	06/06/18

(1)	All of the shares under this option will vest in March 2012 or upon a change of control.

(2)	Pursuant to these performance-based option awards, Messrs. Podolski and Ploth were originally awarded options to purchase 58,561 shares and 20,925 shares, respectively, of our common stock. As a result of earning some but not all of the milestones under these awards, Messrs. Podolski and Ploth vested in 46,848 shares and 16,740 shares, respectively, and the remainder under each award expired.

(3)	The shares underlying this option vest in equal quarterly installments over a three year period. The first installment of 4,167 shares vested on April 8, 2007 and the remainder vests quarterly thereafter.

(4)	The shares underlying this option vest in equal quarterly installments over a three year period. The first installment of 1,667 shares vested on April 8, 2007 and the remainder vests quarterly thereafter.

(5)	The shares underlying this option vest in equal quarterly installments over a three year period. The first installment of 4,167 shares vested on March 16, 2007 and the remainder vests quarterly thereafter.

(6)	The shares underlying this option vest in equal quarterly installments over a three year period. The first installment of 2,500 shares vested on September 6, 2008 and the remainder vests quarterly thereafter.

(7)	The shares underlying this option vest in equal quarterly installments over a three year period. The first installment of 1,667 shares vested on April 4, 2007 and the remainder vests quarterly thereafter.

(8)	The shares underlying this option vest in equal quarterly installments over a three year period. The first installment of 1,667 shares vested on September 6, 2008 and the remainder vests quarterly thereafter.

Options Exercised and Stock Vested
     None of our named executive officers exercised any of their exercisable options during fiscal 2008 nor did any of our named executive officers vest in any stock awards during fiscal 2008.
Post-Employment Compensation
     As a result of the employment of Dr. Lammers as our president, Mr. Podolski’s employment agreement was amended to provide for a change in his duties and title along with a fixed term of employment until May 31, 2012, with the result that his compensation and benefits will be paid thru such date if he is terminated without cause prior thereto. Any unvested options held by Mr. Podolski will also become fully exercisable in the event he is terminated without cause, and he will be entitled to a 2 year period post termination of employment in which to exercise all options regardless of the reason from termination (unless due to cause).
     In addition, Mr. Podolski employment agreement continues to provide that he is entitled to the following severance payments in the event he is terminated without cause or resigns for good reason within 12 months following a change of control: a cash lump sum payment equal to the present value of the aggregate amount of payments set forth below, in which the present value is determined as of the closing date of the change of control transaction (as if he was terminated or had resigned on such date). Mr. Podolski has agreed to defer payment of such amount, and in lieu of such lump sum payment, he will receive the payments listed in the following table. All of the payments listed below, other than the first payment made at the closing of a change of control, would be made out of an irrevocable Rabbi Trust which would be funded by us immediately prior to the closing of a change of control transaction:

Amount of payment	Payment due date

Current annual base salary	On the closing of the change of control transaction
$150,000	1st anniversary after closing
$150,000	2nd anniversary after closing
$150,000	3rd anniversary after closing
$150,000	4th anniversary after closing
$125,000	5th anniversary after closing
$75,000	6th anniversary after closing
     Dr. Lammers’ employment agreement provides for automatic annual renewals each February unless terminated in writing by either party. Dr. Lammers is not entitled to a bonus except he was awarded relocation bonus of $100,000 to be paid upon his relocation to The Woodlands, Texas area. If terminated for reasons other than cause or resigns for good reason within 1 year following a change of control, Dr. Lammers is entitled to receive his annual base salary and certain employment benefits for 12 months following termination. If terminated for reasons other than cause, Dr. Lammers agreed to accept, in full settlement of any and all claims, losses, damages and other demands that he may have arising out of such termination as liquidated damages and not as a penalty, the 12 month salary payments and continuation of certain employment benefits set forth above. Finally, Dr. Lammers is entitled to acceleration of all unvested options and an extension of the period of exercisability of his options for a 2 year period following the closing of a change of control transaction and is entitled to receive benefits coverage for a period of 12 months following his termination.
     Mr. Ploth’s employment agreement expires in December 2009 with automatic annual renewals unless otherwise terminated by either party. If terminated for reasons other than cause, Mr. Ploth is entitled to salary and certain employment benefits for 12 months following termination. In addition, he is entitled to the following severance payments in the event he is terminated without cause or resigns for good reason within 12 months following a change of control: a cash lump sum payment equal to the present value of the aggregate amount of payments set forth below, in which the present value is determined as of the closing date of the change of control transaction (as if he was terminated or had resigned on such date). Mr. Ploth has agreed to defer payment of such amount, and in lieu of such lump sum payment, he will receive the payments listed in the following table. All of the payments listed below, other than the first payment made at the closing of a change of control, would be made out of an irrevocable Rabbi Trust which would be funded by us immediately prior to the closing of a change of control transaction:

Amount of payment	Payment due date

Current annual base salary	On the closing of the change of control transaction
$75,000	1st anniversary after closing
$75,000	2nd anniversary after closing
$75,000	3rd anniversary after closing
$75,000	4th anniversary after closing
$62,500	5th anniversary after closing
$37,500	6th anniversary after closing
     Finally, Mr. Ploth is entitled to acceleration of all unvested options and an extension of the period of exercisability of his options for a 2 year period, following the closing of a change of control transaction and is entitled to receive benefits coverage for a period of 12 months following his termination.
     Dr. van As’ employment agreement expires in March 2010 with automatic annual renewals unless otherwise terminated by either party. If terminated for reasons other than cause, Dr. van As is entitled to salary and certain employment benefits for six months following termination. Dr. van As is also entitled to acceleration of all unvested options and an extension of the period of exercisability of his options for a 2 year period following the closing of a change of control transaction.
     For purposes of the previous descriptions, the term “cause” means: (i) the conviction of such officer by a court of competent jurisdiction of a crime involving moral turpitude; (ii) the commission, or attempted commission, on us by such officer of an act of fraud; (iii) the misappropriation, or attempted misappropriation, by such officer of any of our funds or property; (iv) the continued and unreasonable failure by such officer to perform in any material respect his obligations under the terms of his employment agreement; (v) the knowing engagement by such officer, without the written approval of the board of directors, in any direct, material conflict of interest without compliance with our conflict of interest policy; (vi) the knowing engagement by such officer, without the written approval of the board of directors, in any activity which competes with our business or which would result in a material injury to us; or (vii) the knowing engagement by such officer in any activity that would constitute a material violation of the provisions of our insider trading policy or business ethics policy then in effect. The term “good reason” as used hereunder means a material diminution in the title, powers, duties, responsibilities or functions of such officer within one year following the occurrence of a change of control.

DIRECTOR COMPENSATION
     The following table presents summary information for the year ended December 31, 2008 regarding the compensation of the non-employee members of our board of directors.

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash(1)	Awards	Awards(2)	Compensation	Earnings	Compensation	Total
Mark Lappe	$4,500	—	$191,600	—	—	—	$196,100

Daniel F. Cain	$58,958 (3)	—	$32,450	—	—	—	$91,408

Jean L. Fourcroy	$20,500	—	$32,450	—	—	—	$52,950

Jeffrey R. Harder	$23,750	—	$32,450	—	—	—	$56,200

Nola Masterson	$30,500	—	$32,450	—	—	—	$62,950

David Poorvin	$37,750	—	$32,450	—	—	—	$63,700

John C. Reed	$4,500	—	$191,600	—	—	—	$196,100

(1)	Except as otherwise indicated, all of the amounts in this column reflect cash fees paid to or earned by our non-employee directors for attending board or committee meetings during fiscal 2008.

(2)	The amounts set forth in this column reflect the value attributed to the option awards granted to our non-employee directors during 2008 as determined under FAS 123(R). On May 14, 2008 all of our then non-employee directors, which excludes Mr. Lappe and Dr. Reed, received an annual grant of an option to purchase 5,000 shares of our common stock at our annual meeting held on May 14, 2008 which was the only grant received by such directors during 2008. Mr. Lappe and Dr. Reed were appointed to our board of directors effective September 29, 2008 at which time they received an initial option to purchase 40,000 shares of our common stock. Of the option granted to Mr. Lappe, 25,582 shares are subject to approval of the amendment to the Company’s 2000 Non-Employee Directors’ Stock Option Plan. Mr. Cain opted to be paid his Chairman’s fee in cash instead of receiving an option to purchase 10,000 shares of our common stock. Mr. Lappe was appointed Chairman of the Board effective December 2008, at which time Mr. Cain ceased to serve as Chairman of the Board. The following table reflects the aggregate number of outstanding options (including unexercisable options) held by our non-employee directors as of December 31, 2008:

Director	Number of shares underlying outstanding options
Daniel F. Cain	65,000

Jean L. Fourcroy	65,000

Jeffrey R. Harder	55,000

Mark Lappe	40,000

Nola Masterson	60,000

David Poorvin	60,000

John C. Reed	40,000
(3)	Includes a $23,958 stipend paid to Mr. Cain for his service as Chairman in lieu of the option described in footnote 2 above.
Overview of Compensation and Procedures
     We annually review the level of compensation paid to our non-employee directors. In determining the level of compensation for our non-employee directors, we have historically obtained data from a number of different sources, including:
•	Publicly available peer group information; and

•	Independent private surveys of non-executive director compensation in the biotechnology community.

     Employee directors do not receive additional compensation for service on the board of directors or its committees. We reimburse each non-employee director for travel expenses incurred in connection with attendance at board meetings. Each non-employee director is paid a $10,000 annual retainer for service on the board, payable quarterly in advance. For regular board and committee meetings attended in person or telephonically, non-employee directors currently receive $2,000 per meeting in cash. Chairpersons of committees receive $3,000 per meeting. Non-regular meetings are compensated at the rate of $250 per hour with a minimum compensation of two hours per meeting. Employee directors are eligible to participate in the 2004 Stock Option Plan. Non-employee directors are entitled to participate in the 2000 Non-Employee Directors’ Stock Option Plan and the 2004 Stock Option Plan.
     Under the director plan, (i) each non-employee director who is first elected to the board is entitled to receive an option to purchase 40,000 shares of common stock on the date on which he or she first becomes a non-employee director, vesting quarterly over three (3) years, and (ii) each non-employee director in office immediately after each subsequent annual meeting of stockholders will receive an option to purchase 5,000 shares of common stock, vesting over twelve (12) months, effective on such date. Additionally under the director plan, the Chairman of the Board (if a non-employee) who is first elected to the board is entitled to receive an option to purchase 10,000 shares of common stock on the date on which he or she first becomes Chairman, and the Chairman (if a non-employee) in office immediately after each subsequent annual meeting of stockholders will receive an option to purchase 10,000 shares of common stock effective on such date or, at the election of the Chairman, an annual $25,000 stipend paid monthly. Mark Lappe currently serves as the Chairman of the Board. Under our director plan, directors may elect to receive $2,000 of their cash fee for payment in shares of our common stock or an option to purchase shares of our common stock. Mr. Lappe has agreed to forego any compensation for serving as Chairman of the Board.
     During 2008, we paid an aggregate of $173,958 to our non-employee directors. We granted options to purchase an aggregate of 105,000 shares of common stock to non-employee directors during 2008 pursuant to automatic grants under the director plan.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Jeffrey R. Harder, a director, is a shareholder of Winstead PC, a law firm that has provided services to us since April 2004. Our fee arrangement with Winstead PC is negotiated on a similar basis as arrangements with other outside legal counsel and is subject to similar terms and conditions. The fees that we pay to Winstead PC are comparable to those that we pay to other law firms for similar services. Our board has reviewed this arrangement and determined that it is not material to Mr. Harder. We paid $275,000 in legal fees to Winstead PC in 2008, which was less than 5% of the firm’s gross revenues for 2008.
     On September 29, 2008, we entered into common stock purchase agreements with Efficacy Capital, LTD (“Efficacy”), two investors affiliated with Vermillion Asset Management LLC (each, a “Vermillion Affiliate,” and collectively, the “Vermillion Affiliates”), and John C. Reed, M.D., Ph.D. Upon the closing of the transactions contemplated by these agreements, we issued and sold an aggregate of 2,400,000 shares of our common stock at a price per share of $6.50 per share. Of this total, 1,846,154 shares were sold to Efficacy, an aggregate of 550,000 shares were sold to the Vermillion Affiliates, and 3,846 shares were sold to Mr. Reed. The shares of our common stock issued pursuant to such common stock purchase agreements were registered on registration statements on Form S-3 (File No. 333-137109) and Form S-3MEF (File No. 333-153727).
     Pursuant to the terms of the common stock purchase agreement with Efficacy, we agreed (1) to amend our Rights Agreement with Computershare Trust Company, N.A., dated September 1, 1999, as amended (the “Rights Agreement”), to increase the percentage ownership interest permitted to be owned by Efficacy under the Rights Agreement from 33% to 40%, and (2) to amend that certain Standstill Agreement dated as of January 9, 2008, as amended (the “Standstill Agreement”), to (i) increase the percentage ownership that Efficacy may beneficially own without violating the Standstill Agreement from 33% to 40% and (ii) increase the number of individuals Efficacy may designate to be a member of our board of directors from one to two.
     Under the common stock purchase agreements with Efficacy and the Vermillion Affiliates, we granted to such investors a right of first offer to purchase such investor’s Pro Rata Percentage of future sales by us of shares of any class of our capital stock (or securities convertible into or exchangeable or exercisable for shares of any class of its capital stock), subject to certain exclusions. The term “Pro Rata Percentage” means the percentage of shares of any class of our capital stock (or securities convertible into or exchangeable or exercisable for shares of any class of its capital stock) which are beneficially owned by such investor on a fully diluted basis on the date of such investor’s common stock purchase agreement. Each such investor may exercise such right of first offer at any time from September 29, 2008 through September 29, 2010. Our board of directors, in its sole discretion, may increase Efficacy’s Pro Rata Percentage amount to up to 100% of such future sales.
     The common stock purchase agreements with Efficacy and the Vermillion Affiliates further provide a right to such investors to purchase up to an aggregate of $10,000,000 of additional shares of our common stock (the “Purchase Option Shares”) at a price per share equal to the greater of (i) the fair market value of a share of our common stock or (ii) 120% of the price per share paid under the common stock purchase agreements. Such right may be exercised by such investors from the time when we have less than $10,000,000 in cash and cash equivalents until September 29, 2009. We have agreed to file an additional shelf registration statement on Form S-3 registering a sufficient number of shares to permit the sale and issuance of the Purchase Option Shares based on the then-current fair market value of our common stock, and shall use our best efforts to cause such registration statement to be declared effective as soon as possible.
     As of September 29, 2008, pursuant to the common stock purchase agreement with Efficacy, our board of directors appointed two individuals designated by Efficacy, Mark Lappe and John C. Reed, as directors. Mark Lappe is a managing partner of Efficacy.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of common stock with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all such forms that they file.
     To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Form 5 were required, we believe that during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with in a timely manner, except Efficacy Capital, Ltd. filed the Form 4 late with respect to its acquisitions between March 14, 2008 and March 27, 2008.

PROPOSAL NUMBER 2:
AMENDMENT TO 2004 STOCK OPTION PLAN
     The board of directors has unanimously approved an amendment to our 2004 Stock Option Plan, as amended (the “2004 Plan”), which, if approved, will increase the number of shares of common stock that may be issued under the 2004 Plan by 1,000,000. At our annual meeting, the stockholders of the Company will be asked to approve such amendment to the 2004 Plan.
     The board of directors believes that the 2004 Stock Option Plan has contributed to strengthening the incentive of participating employees and directors to achieve the objectives of the Company and its stockholders by encouraging such persons to acquire a greater proprietary interest in the Company. The board of directors believes that additional shares must be reserved for use under such plan to enable the Company to attract and retain employees and directors through the granting of options under the 2004 Plan.
     A copy of the 2004 Plan is filed as Exhibit 10.17 to our Form S-1 filed with the SEC with Registration No. 333-119861 and is incorporated by reference. The following description of the 2004 Plan is a summary and does not purport to be a complete description. All capitalized terms not defined herein have the meanings set forth in the 2004 Plan.
General
     The purpose of the 2004 Plan is to promote the interests of the Company and its stockholders by encouraging employees, directors and key consultants of the Company, its subsidiaries and affiliated entities to acquire or increase their equity interest in the Company, and to relate compensation to performance goals of the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. In the opinion of the Company, the 2004 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Types of Awards
     The 2004 Plan permits the granting of stock options (“Options”) to purchase shares of Common Stock, which may be either incentive stock options (“Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options that do not constitute Incentive Stock Options (“Nonqualified Options”).
Eligibility for Participation
     Incentive Stock Options may be granted only to individuals who are employees (whether or not they are directors) of the Company, any parent or subsidiary corporation (within the meaning of Section 424 of the Code) of the Company or any member of a controlled group with the Company (“Affiliate”). All other Options may be granted to employees, key consultants and non-employee directors of the Company. As of the date of this Proxy Statement, ten employees and seven non-employee directors are eligible to participate in the 2004 Plan, although we typically grant awards to our non-employee directors under our 2000 Non-Employee Directors’ Plan, which we are also amending to increase the number of shares available for issuance thereunder.
Administration
     The 2004 Plan is administered by the compensation and option committee of the board of directors, consisting of two or more directors of the Company appointed by the board of directors. The current members of the compensation and option committee are Drs. Reed and Poorvin (who is not standing for re-election), Ms. Masterson and Mr. Harder (who is not standing for re-election). No person shall be eligible to serve on the compensation and option committee unless such person is a “Non-Employee Director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if and as such is then in effect, and also an “outside director” within the meaning of Section 162(m) of the Code.
     Subject to the terms and conditions of the 2004 Plan, the compensation and option committee has authority to determine the employees and directors who are to be granted Options, the number of shares to be issued pursuant to such Options (within the limits of the 2004 Plan), to interpret the 2004 Plan and all Options and to administer the 2004 Plan.

Amendment and Termination
     The board of directors in its discretion may modify, revise or terminate the 2004 Plan. Any modification or revision would require the approval of the stockholders of the Company if required by applicable law or the rules of the Nasdaq Stock Market, and no modification, revision or termination of the 2004 Plan may, without approval by a majority of the stockholders, (i) change the aggregate number of shares of the Common Stock which may be issued under Options granted under the 2004 Plan, (ii) reduce the option price at which Options may be granted, or otherwise materially increase the benefits accruing to optionees under the 2004 Plan, (iii) change the class of persons eligible to receive Options or (iv) otherwise cause the 2004 Plan to fail to comply with the rules and regulations promulgated under Section 16(b) of the Exchange Act.
Term of the 2004 Plan
     The 2004 Plan became effective as of February 24, 2004. No options will be exercisable or payable prior to approval of the proposed amendment to the plan by our stockholders for any shares over the 1,000,000 shares currently approved. Except with respect to options then outstanding, if not sooner terminated, the 2004 Plan will terminate on February 24, 2014, and no further options may be granted after such date.
Shares Subject to the 2004 Plan
     The aggregate number of shares of Common Stock that may be issued under the 2004 Plan currently shall not exceed 1,000,000, subject to adjustment in the event of stock splits and certain other corporate events. See “ — Adjustments to Shares” below. If our stockholders approve the proposed amendment to the 2004 Plan, such number shall increase to 2,000,000 shares. To the extent shares cease to be issuable under an Option, such shares will be released from the Option and will be available under the 2004 Plan for the grant of additional Options. Such shares of Common Stock may be authorized but unissued shares or reacquired shares. Each share of Common Stock issued pursuant to the 2004 Plan will be fully paid and nonassessable.
Options
     The compensation and option committee has the authority to grant Options that will be in such form as the compensation and option committee may from time to time approve subject to the terms of the 2004 Plan. The compensation and option committee also has the authority to determine whether Options granted to employees will be Incentive Stock Options or Nonqualified Options. The aggregate fair market value of Common Stock for which an optionee may be granted Incentive Stock Options during a calendar year is $100,000. The compensation and option committee may, with the consent of the person or persons entitled to exercise an Option, amend an Option, except that no such amendment shall reduce the exercise price of any Option. The compensation and option committee may at any time or from time to time, in its discretion, extend the time during which an Option may be exercised after termination of employment or service as a director or accelerate the time or times at which such Option may be exercised to any earlier time or times.
     To exercise an Option granted under the 2004 Plan, the person entitled to exercise the Option must deliver to the Company payment in full of the exercise price for the shares being purchased, together with any required withholding tax in the case of the exercise of a Nonqualified Option. The payment must either be in cash or check acceptable to the Company, through delivery to the Company of shares of Common Stock already owned by the person, by sale through a broker, or by any combination thereof. The value of each share of Common Stock delivered will be deemed to be equal to the per share closing price of the Common Stock on the Nasdaq Stock Market on the date of delivery of the notice requesting such exercise.
     The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be equal to (i) in the case of an Incentive Stock Option, the fair market value per share of Common Stock at the time of the grant based on the closing price of Common Stock on the Nasdaq Stock Market on the date of grant of such Option (ii) but in the case of a Nonqualified Option, 85% of such price.
     The exercise price for Options shall be subject to appropriate adjustments in the event that the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like. The compensation and option committee shall provide, in the Option grant, the time or times at which the Options will be exercisable.

     No Option may be exercised later than the date which is ten years after the date of grant. The compensation and option committee may, in its discretion, provide in an option agreement (other than an Incentive Stock Option agreement) that the option right granted to the individual may be transferred as provided in such option agreement.
Change of Control
     Upon the occurrence of a change of control (defined generally as certain acquisitions by a person, entity or group of 50% or more of the Company’s outstanding Common Stock or 50% of the combined voting power of the then outstanding voting securities of the Company, or certain reorganizations, mergers, consolidations or liquidations), each Option that is not then immediately exercisable in full shall be immediately exercisable in full.
Amendment of an Option
     Subject to the restrictions set forth in the 2004 Plan, the committee may amend any outstanding Option and may waive, amend or accelerate any requirement or condition to payment or exercise with respect to any Option. The Committee may not amend any outstanding Option in a manner that would adversely affect the rights of a 2004 Plan participant without such participant’s consent.
Adjustments to Shares
     In the event the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of the Company or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the compensation and option committee will make an appropriate and equitable adjustment in the number and kind of shares of Common Stock subject to the 2004 Plan (including shares of Common Stock as to which all outstanding Options, or portions thereof then unexercised, are exercisable) so that after such event the shares of Common Stock subject to the 2004 Plan and the proportionate interest of each Option will be maintained as before the occurrence of such event. Any such adjustment made by the compensation and option committee will be final and binding upon the Company and all other interested persons.
Options Granted
     On February 18, 2009, the compensation and option committee granted options to Dr. Lammers in connection with his appointment as our president to purchase an aggregate of 300,000 shares of Common Stock under the 2004 Plan, of which 148,674 were in excess of the 1,000,000 shares authorized in the 2004 Plan. Such approval was subject to approval of the amendment to the 2004 Plan by the board of directors and stockholders. Such options were granted to Dr. Lammers at the fair market value of the Common Stock on the date of such grant of $8.80. In the event that the Company’s stock price is higher than that on the date of stockholder approval of the 2004 Plan, the Company will incur a charge to its income statement in the amount of the difference.
Federal Income Tax Consequences of the 2004 Plan
     Federal income tax consequences relating to options under the 2004 Plan are summarized in the following discussion. This summary is not intended to be exhaustive, and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code, nor does it describe state, local or international tax consequences.
     Status of Options
     Options granted under the 2004 Plan may be either Incentive Stock Options or Nonqualified Options. Under certain circumstances, an Incentive Stock Option may be treated as a Nonqualified Option. The tax consequences both to the Optionee and to the Company differ depending on whether an Option is an Incentive Stock Option or a Nonqualified Option.
     Nonqualified Options
     No federal income tax is imposed on the Optionee upon the grant of a Nonqualified Option. Upon the exercise of a Nonqualified Option, the Optionee will be treated as receiving compensation, taxable as ordinary income in the year of exercise. The amount recognized as ordinary income upon exercise is the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price paid for such Common Stock. At the time Common Stock received upon exercise of a Nonqualified Option is disposed of, any difference between the fair market value of the shares of Common Stock at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. The gain, if any, realized upon such a disposition will be treated as long-term or short-term capital gain, depending on the holding period of the shares of Common Stock. Any loss realized upon such a disposition will be treated as a long-term or short-term capital loss, depending on the holding period of the shares of Common Stock.
     Upon an Optionee’s exercise of a Nonqualified Option, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for the compensation paid at the same time and in the same amount as compensation is treated as being received by the Optionee, assuming the Company satisfies the federal income tax reporting requirements with respect to such compensation. The Company is not entitled to any tax deduction in connection with a subsequent disposition by the Optionee of the shares of Common Stock.
     Incentive Stock Options
     No federal income tax is imposed on the Optionee upon the grant of an Incentive Stock Option. The Optionee would recognize no taxable income upon exercise of an Incentive Stock Option if the Optionee (a) does not dispose of the shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option within the later of two years from the date the Option was granted or within one year after the shares of Common Stock were transferred to the Optionee (the “Holding Period”) and (b) is an employee of either (i) the company granting the Option, (ii) the parent company or a subsidiary of such corporation or (iii) a corporation which has assumed such Option of another corporation as a result of a corporate reorganization, merger or similar transaction. Such employment must continue for the entire time from the date the Option was granted until three months before the date of exercise, or 12 months before the date of exercise if employment ceases due to permanent and total disability. If Common Stock received upon exercise of an Incentive Stock Option is disposed of after completion of the Holding Period, any difference between the exercise price paid for such Common Stock and the amount realized on the disposition would be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as long-term capital gain. Any loss realized upon such a disposition will be treated as a long-term capital loss. The Company would not be entitled to any deduction in connection with the grant or exercise of the Option or the disposition of the shares of Common Stock so acquired.
     If, however, an Optionee disposes of shares of Common Stock acquired pursuant to exercise of an Incentive Stock Option before the Holding Period has expired (a “Disqualifying Disposition”), the Optionee would generally be treated as having received, at the time of disposition, as ordinary taxable income equal to the difference between the exercise price and the fair market value of the underlying Common Stock at the time of exercise. Such ordinary income would generally be added to the stock’s basis to determine the capital gain or loss that must be recognized on the Disqualifying Disposition.
     Alternative Minimum Tax
     Although the exercise of an Incentive Stock Option does not result in current taxable income, there are implications with regard to the Alternative Minimum Tax (“AMT”). The excess of the fair market value of shares of Common Stock acquired upon exercise of an Incentive Stock Option over the exercise price paid for such shares of Common Stock is an adjustment to AMT income for the Optionee’s taxable year in which such exercise occurs (unless the shares of Common Stock are disposed of in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, in which event the amount included in AMT income will not exceed the amount realized on the disposition over the adjusted basis of the shares).
     Withholding for Taxes
     No issuance of Common Stock under the 2004 Plan shall be made until arrangements satisfactory to the Company have been made for the withholding of taxes.
     The board of directors recommends that stockholders vote “FOR” approval of amending the 2004 Stock Option Plan, and proxies executed and returned will be so voted unless contrary instructions are indicted thereon.

PROPOSAL NUMBER 3:
AMENDMENT TO 2000 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
     The board of directors has unanimously approved an amendment to our 2000 Non-Employee Directors’ Stock Option Plan, as amended (the “2000 Director Plan”), which, if approved, will increase the number of shares of common stock that may be issued under the 2000 Director Plan by 500,000 shares and will extend the term of the 2000 Director Plan by nine years from its current expiration date of April 17, 2010 (the tenth anniversary of its adoption by the board) to April 17, 2019. At our annual meeting, the stockholders of the Company will be asked to approve such amendment to the 2000 Directors Plan.
     The board of directors believes that the 2000 Director Plan has contributed to strengthening the incentive of participating directors to achieve the objectives of the Company and its stockholders by encouraging such persons to acquire a greater proprietary interest in the Company. The board of directors believes that additional shares must be reserved for use under such plan to enable the Company to attract and retain directors through the granting of options under the 2000 Director Plan.
     A copy of the 2000 Director Plan is filed as Appendix B to our Definitive Proxy Statement filed on April, 26, 2000, a copy of the First Amendment thereto is filed as Exhibit 10.21 to our Form 10-K for the year ended December 31, 2000 and a copy of the Second Amendment thereto is filed as Exhibit 10.6 to our Form 10-K for the year ended December 31, 2002, and each is incorporated by reference. The following description of such plan is a summary and does not purport to be a complete description. All capitalized terms not defined herein have the meanings set forth in the 2000 Director Plan.
General
     The purpose of the 2000 Director Plan is to promote the interests of the Company by providing our directors with a proprietary interest in the Company. The board of directors administers the plan, unless it delegates administration to a committee.
Shares Subject to 2000 Director Plan
     The Company has reserved a total of 500,000 shares of Common Stock for issuance under the 2000 Director Plan. If our stockholders approve the proposed amendment to the 2000 Director Plan, such number shall increase to 1,000,000 shares. If an option holder does not purchase the shares under the option before the option expires or otherwise terminates, the shares that are not purchased again become available for issuance under the 2000 Director Plan.
Initial Grants
     Each person who is either first elected or appointed as a non-employee director after adoption of the 2000 Director Plan, will automatically receive an option for 40,000 shares, effective on either the date the director first becomes a member of the board of directors.
Annual Grants
     In addition, immediately after each subsequent annual meeting of stockholders, which began with the annual meeting in 2001, each non-employee director will automatically be granted an option to purchase 5,000 shares of Common Stock.
Chairman Grants
     Any person who is subsequently elected or appointed as Chairman of the Board for the first time following adoption of the 2000 Director Plan will automatically be granted an option to purchase 10,000 shares of Common Stock. In addition, immediately after of each subsequent annual meeting of stockholders, which began with the annual meeting in 2001, the person who is the then Chairman of the Board will automatically be granted an option to purchase 10,000 shares of Common Stock. These grants to the Chairman of the Board will be in addition to initial and annual grants that the Chairman of the Board receives under the 2000 Director Plan in his capacity as a member of the board.
Director Fees
     We will pay each non-employee director a certain fee payable in cash for each meeting of the board of directors or any committee of the board of directors at which he or she attends in person or telephonically. In lieu of accepting such fee in cash, such directors have the option to either (i) accept their fee in shares of our Common Stock valued at the closing price on the date of the meeting or (ii) accept an option to purchase shares of our Common Stock in an amount equal to two times the amount of such fee divided by such value of our Common Stock, for each meeting of the board of directors that they attend.
Vesting and Exercise Terms
     Initial option grants under the 2000 Director Plan vest and become exercisable as to one-twelfth of the shares underlying such option on each quarter following the date of such grant over a period of three (3) years. Annual option grants, including the annual grant to the Chairman of the Board, vest and become exercisable as to one-twelfth of the shares underlying such option on each month following the grant. All options granted under the 2000 Director Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant. All vested options granted under the 2000 Director Plan are exercisable for a two year period following a director’s termination of service as a director, but not beyond the term thereof (ten years).
Effect of a Merger on Options
     If the Company dissolves or liquidates, outstanding options will terminate immediately prior to the event. If the Company sells, leases or disposes of all or substantially all of its assets, or is acquired pursuant to a merger or consolidation, all outstanding options held by such option holder immediately will vest and become exercisable in full.
Options Granted
     On September 29, 2008, the compensation and option committee granted options to purchase an aggregate of 25,582 shares of Common Stock under the 2000 Director Plan in excess of the original 500,000 shares, subject to approval of the amendment to the 2000 Director Plan by the board of directors and stockholders. The exercise price of such option granted to Mr. Lappe was $6.08, the fair market value of the Common Stock on the date of such grant. In the event that the Company’s stock price is higher than that on the date of stockholder approval of the 2000 Director Plan, the Company will incur a charge to its income statement in the amount of the difference.
     The following table sets forth such grant to Mr. Lappe and additional amounts that will be received by or allocated to each of the following if such amendment to the 2000 Director Plan is approved by the stockholders:

		NUMBER OF SHARES
		ISSUABLE UPON
	DOLLAR	EXERCISE OF
NAME AND POSITION	VALUE	OPTIONS
Mark Lappe, Chairman of the Board	$155,538	25,582	(1)

Mark Lappe, Chairman of the Board	—	10,000	(2)

Daniel F. Cain	—	5,000	(2)

Jean L. Fourcroy	—	5,000	(2)

Stephen B. Howell	—	40,000	(3)

Nola Masterson	—	5,000	(2)

John Reed	—	5,000	(2)

Executive Group	—	—

Non-Executive Director Group	—	95,582

Non-Executive Officer Employee Group	—	—

(1)	Mr. Lappe was granted an option to purchase a total of 40,000 shares of our common stock on September 29, 2008; however, 25,582 shares of our common stock were not then reserved for issuance under the 2000 Director Plan.

(2)	These represent the “annual grants” which will be made immediately after our annual meeting to which this proxy statement relates in accordance with the terms of the 2000 Director Plan.

(3)	These represent an “initial grant” which will be made immediately after our annual meeting to which this proxy statement relates in accordance with the terms of the 2000 Director Plan in the event Dr. Howell is elected to our board of directors.
Federal Income Tax Consequences of the 2000 Director Plan
     General
     A non-employee director will not recognize any taxable income at the time an option is granted. Ordinary income will be recognized by a non-employee director at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock received over the option price for such shares. The non-employee director will generally recognize a capital gain or loss upon a subsequent sale of the shares of Common Stock.
     Deductibility
     Upon a non-employee director’s exercise of an option granted under the 2000 Director Plan, the Company may claim a deduction for compensation paid at the same time and in the same amount as ordinary income is recognized by the non-employee director.
     The board of directors recommends that stockholders vote “FOR” approval of the amendment and restatement of the 2000 Non-Employee Directors’ Stock Option Plan, and proxies executed and returned will be so voted unless contrary instructing are indicted thereon.

PROPOSAL NUMBER 4:
RATIFICATION AND APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The board of directors has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform an integrated audit of our financial statements for the fiscal year ending December 31, 2009 and the effectiveness of our internal control over financial reporting as of December 31, 2009, subject to ratification by our stockholders. We anticipate that representatives of PricewaterhouseCoopers LLP will not be present at the annual meeting. However, we anticipate that representatives of PricewaterhouseCoopers LLP will be available telephonically and will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions from stockholders attending the annual meeting.
Fees Paid to Registered Independent Public Accounting Firm
     The following table sets forth the aggregate fees billed to us by our registered independent public accounting firm, PricewaterhouseCoopers LLP, for fiscal years ended December 31, 2008 and 2007 respectively:

	2008	2007
Audit Fees	$224,000	$278,000

Audit Related Fees	—	—

Tax Fees	44,000	6,000

All Other Fees	—	—

Total Fees	$268,000	$284,000
     Audit fees for 2008 included $48,000 for services related to our filing of a shelf registration statement and a public offering in October 2008. Audit fees for 2007 included $111,000 for services related to our public offering completed in February 2007. The services provided under the caption “Tax Fees” for 2008 and 2007 relate to certain compliance related services and tax advice to us. The audit committee considered whether the provision of the services related to the shelf registration statement and those reflected under “Tax Fees” above might have affected PricewaterhouseCoopers’ independence with respect to their audit of our financial statements, and the audit committee believes that such services did not affect, and were compatible with, PricewaterhouseCoopers’ independence.
Audit Committee Pre-Approval Policies and Procedures
     The audit committee’s policy provides that our independent registered public accounting firm, or the Audit Firm, may provide only those services pre-approved by the audit committee or its designated subcommittee. The audit committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the Audit Firm. To the extent practicable, at the same meeting the audit committee also reviews and approves a budget for each of such services. The term of any such pre-approval is for the period of the annual audit cycle, unless the audit committee specifically provides for a different period.
     Services proposed to be provided by the Audit Firm that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the audit committee or its designated representative. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the audit committee or its designated representative.
     All requests or applications for the Audit Firm to provide services to us must be submitted to the audit committee or its designated representative by the Audit Firm and the chief financial officer. It is our policy that if any of our employees or any representative of the Audit Firm becomes aware that any services are being, or have been, provided by the Audit Firm to us without the requisite pre-approval, such individual must immediately notify the chief financial officer, who must promptly notify the chairman of the audit committee and appropriate members of senior management so that prompt action may be taken to the extent deemed necessary or advisable.
     The audit committee may form and delegate to a subcommittee composed of one or more of its members, the authority to grant specific pre-approvals under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full audit committee no later than its next scheduled meeting. The audit committee may not delegate to management its responsibilities to pre-approve services performed by the Audit Firm.
     The board of directors recommends that stockholders vote “FOR” ratification and approval of the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for the fiscal year ended December 31, 2009, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
PROPOSALS OF STOCKHOLDERS
     Proposals of stockholders to be presented at the annual meeting of stockholders to be held in 2010 must be received at the office of our Secretary no later than December 14, 2009 in order to be included in our proxy statement and form of proxy relating to that meeting.
     Pursuant to our bylaws, a stockholder that intends to present business at the 2010 annual meeting and has not submitted such proposal by the date set forth above must notify our Secretary by March 31, 2010. If such notice is received after March 31, 2010, then the notice will be considered untimely, and we will not be required to present such business at the 2010 annual meeting.
     All proposals must comply with applicable SEC regulations and our Restated Bylaws as amended from time to time.
FINANCIAL INFORMATION
     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is being furnished with this proxy statement to stockholders of record on the record date. The Form 10-K does not constitute a part of this proxy statement or the proxy solicitation material.

By Order of the Board of Directors

/s/ Louis Ploth, Jr.

Louis Ploth, Jr. Secretary
April 13, 2009
The Woodlands, Texas

PROXY –REPROS THERAPEUTICS INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Joseph S. Podolski and Louis Ploth, Jr. or their designees as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at The Inn at Rancho Santa Fe, 5951 Linea Del Cielo, Rancho Santa Fe, California, 92067 on, May 20, 2009, at 8:00 a.m. Pacific Daylight Time, and any adjournments thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.
The shares of stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the election of the nominees for director, FOR approval of the amendment to the Company’s 2004 Stock Option Plan to increase the number of shares available from 1,000,000 to 2,000,000, FOR approval of the amendment to the Company’s 2000 Non-Employee Directors’ Stock Option Plan to increase the number of shares available from 500,000 to 1,000,000 and to extend the term of such plan for nine years to April 17, 2019 and FOR ratification of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm.
Please vote, sign, date and return this proxy card promptly using the enclosed envelope.
(Continued and to be voted on reverse side.)
REPROS THERAPEUTICS INC.
☐ Mark this box with an X if you have made changes to your name or address details above.
ANNUAL MEETING PROXY CARD
A. ELECTION OF DIRECTORS
1. The Board of Directors recommends a vote FOR the listed nominees:

	FOR	WITHHOLD
01 – Joseph S. Podolski	☐	☐
02 – Mark Lappe	☐	☐
03 – Daniel F. Cain	☐	☐
04 – Jean L. Fourcroy, M.D., Ph.D., M.P.H.	☐	☐
05 – Stephen B. Howell, M.D.	☐	☐
06 – Nola Masterson, M.S.	☐	☐
07 – John C. Reed, M.D., Ph.D.	☐	☐

B. PROPOSALS
The Board of Directors recommends a vote FOR the following proposals:
2. To approve the amendment to the Company’s 2004 Stock Option Plan to increase the number of shares available from 1,000,000 to 2,000,000.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3. To approve the amendment to the Company’s 2000 Non-Employee Directors’ Stock Option Plan to increase the number of shares available from 500,000 to 1,000,000 and to extend the term of such plan for nine years to April 17, 2019.

FOR	AGAINST	ABSTAIN
☐	☐	☐
4. To ratify the election of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm for the fiscal year ended December 31, 2009.

FOR	AGAINST	ABSTAIN
☐	☐	☐
C. AUTHORIZED SIGNATURES — SIGN HERE — THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

Date (mm/dd/yyyy)